Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Starwood Property Trust, Inc. Registration Statement No. 333-161402 on Form S-8, Registration Statement No. 333-169008 on Form S-3, and in Registration Statement No. 333-186561 on Form S-3, of our reports dated April 29, 2011 (April 8, 2013 as to the seventy-eighth paragraph of Note 1 and Note 22) related to the consolidated financial statements of LNR Property LLC and Subsidiaries as of December 31, 2010 and for the period from July 29, 2010 (date of recapitalization) to December 31, 2010, and its Predecessor as of November 30, 2009 and for the period from  December 1, 2009 to July 28, 2010 (date prior to recapitalization) and for the year ended November 30, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the recapitalization of the Company on July 29, 2010 and the adoption of new accounting guidance); and dated March 21, 2013 related to the consolidated financial statements of LNR Property LLC and Subsidiaries as of December 31, 2012 and 2011, and for the years then ended; appearing in the Current Report on Form 8-K of Starwood Property Trust, Inc.

/s/ Deloitte & Touche LLP

Miami, Florida
April 8, 2013